Exhibit 99.1
The Lubrizol Corporation
29400 Lakeland Boulevard, Wickliffe, Ohio 44092-2298
News Release

FOR RELEASE:	Immediately

FROM:	Financial/Investor Contact	Media Contact
	Mark Sutherland	Julie Young
	440/347-1206	440/347-4432
Web Site: www.lubrizol.com
Lubrizol Announces Second Quarter 2010 Earnings
of $2.88 per Share and Increases Full-Year Earnings Guidance
•	Second quarter revenues of $1.40 billion increased 26 percent from prior year largely due to increased volume

•	Guidance for 2010 EPS increased to a range of $9.52 to $9.92, including restructuring charges of $.08, and increased to a range of $9.60 to $10.00 excluding these charges

•	Share repurchases in the quarter totaled $65.3 million
CLEVELAND, July 29, 2010 — The Lubrizol Corporation (NYSE: LZ) announced that consolidated earnings for the second quarter ended June 30, 2010, were $201.4 million, or $2.88 per diluted share, including after-tax restructuring charges of $0.3 million, or less than $.01 per diluted share, primarily related to restructuring initiatives in the Advanced Materials segment. Comparable earnings for the second quarter of 2009 were $131.9 million, or $1.92 per diluted share, which included after-tax restructuring and impairment charges of $6.5 million, or $.10 per diluted share, primarily related to a non-cash write off of preliminary process engineering design work and expenses associated with the cost reduction actions initiated in the first quarter of 2009.
Second Quarter Consolidated Results
Consolidated revenues for the second quarter increased 26 percent to $1.40 billion compared with $1.11 billion in the second quarter of 2009. The year-over-year increase in revenues largely was due to 19 percent higher volume and an 8 percent improvement in the combination of price and product mix that more than offset a 1 percent impact from unfavorable currency.

Excluding the special charges in both periods, adjusted earnings were $201.7 million, or $2.88 per diluted share, for the second quarter of 2010 compared with $138.4 million, or $2.02 per diluted share, for the second quarter of 2009.
Adjusted earnings per share for the second quarter of 2010 increased compared with the prior-year second quarter largely due to higher volume, improvement in the combination of price and product mix, lower selling and administrative expenses and increased other income from foreign exchange gains. These positive factors impacting earnings more than offset the effect of higher raw material costs and increased manufacturing costs attributable to higher production levels.
Commenting on the results, CEO James Hambrick stated, “I am extremely pleased by our second quarter results, which further demonstrate the success of our ongoing efforts in providing the innovative chemical and material technologies that are valued by our customers. In a continuation of first quarter trends, all product lines and geographic markets experienced strong year-over-year and sequential volume increases due to further recovery in demand, underlying market growth and favorable order patterns. Also, despite the anticipated pressure on margins from higher raw material costs, operating results in each segment benefited from the strong volume and a favorable product mix from top-performing businesses, such as driveline and industrial additives, Estane® engineered polymers and Noveon® consumer specialties. Lastly, we continue to manage near-term expenses, while maintaining a proper focus on the long-term investment necessary to build and sustain our market leadership positions.”
Six Month Consolidated Results
For the first six months of 2010, consolidated revenues increased 28 percent to $2.72 billion compared with $2.12 billion for the first six months of 2009. Consolidated earnings were $363.7 million, or $5.21 per diluted share, including after-tax restructuring and impairment charges of $0.9 million, or $.01 per diluted share. Earnings for the first six months of 2009 were $196.1 million, or $2.87 per diluted share, including after-tax restructuring and impairment charges of $14.1 million, or $.21 per diluted share. Excluding the special charges from both periods, earnings of $5.22 per diluted share in the first half of 2010 compared with $3.08 per diluted share in the first half of 2009.
Cash flow from operations for the first six months of 2010 was $273 million, down from $447 million in the year-earlier period. The decrease in cash flow from operations primarily was attributable to the change in inventory balances in the two periods together with higher cost inventory in 2010 and higher receivables from increased revenues, partially offset by the improvement in earnings. Capital expenditures in the first half of 2010 were approximately $63 million, which compared with $76 million in the prior-year period. Some of this lower spending was the consequence of continued high plant utilization levels and the allocation of project management resources. The company’s cash balance at June 30, 2010, was $972 million compared with a cash balance of $991 million at December 31, 2009.
Expanded Share Repurchase Program
As previously announced, at their June 29 meeting, the board of directors of Lubrizol authorized a 5 million share increase in the company’s share repurchase program. When combined with the shares available under the existing repurchase program, this increase permits Lubrizol to repurchase approximately 7.2 million of its common shares. The total authorization represents approximately 10 percent of the company’s common shares currently outstanding.
Through this program, Lubrizol expects to make purchases from time to time either in the open market or through private transactions. Although the repurchase program does not include a specific timetable or price targets and may be suspended or terminated at any time, the company expects the program will be completed within 18 to 24 months.
Year-to-date 2010, the company repurchased 1.575 million shares for $125.5 million at an average price of approximately $80 per share.
Recent Financing Activities
On July 19, the company revised and extended its U.S. revolving credit facility, which was set to expire in September 2011. The size of the new facility was increased to $500 million from $350 million and will expire in July 2015. In addition to this credit facility, the company has a 150 million euro credit facility that expires in July 2012. Currently, both the U.S. and the euro credit facilities are undrawn.
Earnings Outlook
The company increased its earnings guidance that was issued on April 29. The company’s guidance for 2010 earnings is now in the range of $9.52 to $9.92 per diluted share, including restructuring charges of $.08 per diluted share, primarily related to the closing of a Canadian additives blending facility and restructuring initiatives in the Advanced Materials segment. For 2009, the company reported earnings of $7.26 per diluted share, including restructuring and impairment charges of $.29 per share. Excluding the special charges from both years, the company projects 2010 adjusted earnings in the range of $9.60 to $10.00 per diluted share, which compares with 2009 adjusted earnings of $7.55 per diluted share.
Key updated assumptions for this revised guidance and cash flow include:
•	Volume growth of approximately 12 percent for Additives and approximately 15 percent for Advanced Materials compared with 2009;

•	Consolidated gross margin of approximately 33 percent;

•	STAR expenses of approximately 12.5 percent of revenues;

•	An effective tax rate of 32.4 percent for the year;

•	The euro to average $1.25 for the remainder of the year;

•	A working capital use of cash of approximately $90 million;

•	Capital expenditures for the year of approximately $230 million;

•	Share repurchases of $200 million for the remainder of the year; and

•	Average shares outstanding of approximately 69.1 million for the year.
Regarding the earnings outlook, Hambrick added, “We project year-over-year volume growth in the second half of 2010, though with a more normal distribution of volume between the third and fourth quarter, unlike last year when we saw significant volume increases associated with inventory restocking by our Additives customers in the third quarter. The diverse nature of our product portfolio, together with the actions we have taken to improve our businesses, has us well positioned to benefit from the gradually strengthening global industrial economy and deliver our seventh consecutive year of growth in adjusted earnings.
“Earlier this year we announced a goal of $10 earnings per share by 2012. We expect to meet this goal ahead of schedule, and we will update our growth goals in the near future. We continue to perform well and our pipeline of innovative technologies is increasing. Additionally, our balance sheet is strong, and we will use it to accelerate growth. We continue our disciplined screening of value-adding acquisition opportunities, and we have more than 7 million shares remaining under our recently expanded share repurchase authorization. I like our prospects for continuing to reward shareholders with superior long-term returns.”
Conference Call on the Web
A live audio webcast of the second quarter earnings conference call with investors will be held on July 29 at 11:00 a.m. Eastern time on the Investor page of www.lubrizol.com and will be available for replay for 30 days. Following the call, a transcript will be posted on the Investors page of the Web site in the Financial Reports section.
About The Lubrizol Corporation
The Lubrizol Corporation (NYSE: LZ) is an innovative specialty chemical company that produces and supplies technologies to customers in the global transportation, industrial and consumer markets. These technologies include lubricant additives for engine oils, other transportation-related fluids and industrial lubricants, as well as fuel additives for gasoline and diesel fuel. In addition, Lubrizol makes ingredients and additives for personal care products and pharmaceuticals; specialty materials, including plastics technology and performance coatings in the form of specialty resins and additives. Lubrizol’s industry-leading technologies in additives, ingredients and compounds enhance the quality, performance and value of customers’ products, while reducing their environmental impact.
With headquarters in Wickliffe, Ohio, The Lubrizol Corporation owns and operates manufacturing facilities in 17 countries, as well as sales and technical offices around the world. Founded in 1928, Lubrizol has approximately 6,750 employees worldwide. Revenues for 2009 were $4.6 billion. For more information, visit www.lubrizol.com.
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This release contains forward-looking statements within the meaning of the federal securities laws. As a general matter, forward-looking statements relate to anticipated trends and expectations rather than historical matters. Forward-looking statements are subject to uncertainties and factors relating to the company’s operations and business environment that are difficult to predict and may be beyond the control of the company. Such uncertainties and factors may cause actual results to differ materially from those expressed or implied by forward-looking statements. Uncertainties and risk factors that could affect the future performance of the company and cause results to differ from the forward-looking statements in this release include, but are not limited to, the company’s ability to manage margins in an environment of volatile raw material costs; conditions affecting the company’s customers, suppliers and the industries that it serves; competitors’ responses to the company’s products; changes in accounting, tax or regulatory practices or requirements; and other factors that are set forth in management’s discussion and analysis of the company’s most recently filed reports with the Securities and Exchange Commission. The forward-looking statements contained herein represent the company’s judgment as of the date of this release and it cautions readers not to place undue reliance on such statements. The company assumes no obligations to update the statements contained in this release.
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THE LUBRIZOL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(In Millions Except Per Share Data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Revenues	$1,401.2	$1,111.0	$2,716.7	$2,123.4
Cost of sales	927.6	717.2	1,792.4	1,455.7

Gross profit	473.6	393.8	924.3	667.7

Selling and administrative expenses	100.0	111.8	222.9	205.6
Research, testing and development expenses	52.9	49.2	105.7	98.2
Amortization of intangible assets	6.2	6.2	12.5	12.5
Restructuring and impairment charges	0.5	10.1	1.4	21.5
Other income — net	(11.6)	(5.3)	(19.7)	(10.5)
Interest expense — net	23.4	25.9	46.9	52.6

Income before income taxes	302.2	195.9	554.6	287.8
Provision for income taxes	95.6	60.0	181.0	86.7

Net income	206.6	135.9	373.6	201.1
Net income attributable to noncontrolling interests	5.2	4.0	9.9	5.0

Net income attributable to The Lubrizol Corporation	$201.4	$131.9	$363.7	$196.1

Earnings per share attributable to The Lubrizol Corporation:
Basic	$2.95	$1.95	$5.32	$2.90

Diluted	$2.88	$1.92	$5.21	$2.87

Weighted-average common shares outstanding:
Basic	68.2	67.8	68.4	67.7

Diluted	69.8	68.6	69.8	68.3

THE LUBRIZOL CORPORATION
CONSOLIDATED BALANCE SHEETS
(In Millions of Dollars)

	June 30,	December 31,
	2010	2009
Assets
Cash and cash equivalents	$972.2	$991.0
Receivables	766.8	615.1
Inventories	675.1	630.5
Other current assets	107.4	110.0

Total current assets	2,521.5	2,346.6

Property and equipment — net	1,139.3	1,187.6
Goodwill and intangible assets — net	1,062.7	1,130.3
Other assets	115.6	105.5

Total	$4,839.1	$4,770.0

Liabilities and Equity
Current portion of long-term debt	$0.3	$0.3
Accounts payable	368.6	299.5
Accrued expenses and other current liabilities	300.8	337.4

Total current liabilities	669.7	637.2

Long-term debt	1,351.6	1,390.3
Other noncurrent liabilities	615.2	612.7

Total liabilities	2,636.5	2,640.2

Redeemable stock-based awards	5.4	—
Total equity	2,197.2	2,129.8

Total	$4,839.1	$4,770.0

THE LUBRIZOL CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Millions of Dollars)

	Six Months Ended
	June 30,
	2010	2009
Cash provided by (used for):
Operating activities:
Net income	$373.6	$201.1
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	84.8	82.4
Deferred income taxes	10.3	(17.4)
Stock-based compensation	9.1	9.0
Restructuring and impairment charges	0.1	6.9
Net change in working capital	(204.9)	156.1
Other items — net	0.2	8.7

Total operating activities	273.2	446.8

Investing activities:
Capital expenditures	(63.2)	(75.9)
Other items — net	1.6	3.1

Total investing activities	(61.6)	(72.8)

Financing activities:
Changes in short-term debt — net	—	(0.7)
Repayments of long-term debt	(45.8)	(285.7)
Proceeds from the issuance of long-term debt	—	646.3
Payment of Treasury rate lock upon settlement	—	(16.7)
Payment of debt issuance costs	—	(4.8)
Dividends paid	(45.8)	(41.8)
Dividends paid to noncontrolling interests	(8.0)	(2.5)
Common shares purchased	(125.5)	—
Proceeds from the exercise of stock options	16.7	3.3
Tax benefit from the exercise of stock options	9.7	0.7

Total financing activities	(198.7)	298.1

Effect of exchange rate changes on cash	(31.7)	2.5

Net (decrease) increase in cash and cash equivalents	(18.8)	674.6

Cash and cash equivalents at the beginning of period	991.0	186.2

Cash and cash equivalents at the end of period	$972.2	$860.8

THE LUBRIZOL CORPORATION
SEGMENT INFORMATION
(In Millions of Dollars)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Revenues from external customers:
Lubrizol Additives	$1,008.4	$802.8	$1,956.4	$1,530.6
Lubrizol Advanced Materials	392.8	308.2	760.3	592.8

Total revenues	$1,401.2	$1,111.0	$2,716.7	$2,123.4

Segment operating income:
Lubrizol Additives	$271.5	$221.2	$517.9	$339.9
Lubrizol Advanced Materials	62.5	36.6	123.1	62.1

Total segment operating income	334.0	257.8	641.0	402.0

Corporate expenses	(15.3)	(28.8)	(50.8)	(44.8)
Corporate other income — net	7.4	2.9	12.7	4.7
Restructuring and impairment charges	(0.5)	(10.1)	(1.4)	(21.5)
Interest expense — net	(23.4)	(25.9)	(46.9)	(52.6)

Income before income taxes	$302.2	$195.9	$554.6	$287.8

THE LUBRIZOL CORPORATION
Supplemental Financial Information
For the Three and Six Months Ended June 30, 2010 and 2009
Reconciliation of Earnings to Earnings As Adjusted
(In Millions of Dollars, Except Per Share Data)
Earnings as adjusted (Non-GAAP) is a measure of income that differs from earnings measured in accordance with generally accepted accounting principles (GAAP). Earnings as adjusted may not be comparable with similarly titled measures used by other companies and should not be considered in isolation or as a substitute for measures of income in accordance with GAAP, as non-GAAP measures have limitations in that they do not reflect all of the amounts associated with our results of operations. We believe that earnings as adjusted for the exclusion of restructuring and impairment charges assists the investor in evaluating the results of our core operating activities and provides greater comparability with historical results where such charges may be materially different. Management uses earnings as adjusted to measure and evaluate performance and to determine in part incentive compensation. We believe that the presentation of both GAAP and non-GAAP measures may assist investors in comparing our performance with that of peer companies presenting similar non-GAAP measures.

	Three Months Ended			Three Months Ended
	June 30, 2010			June 30, 2009
	Income	Net Income		Income	Net Income
	Before	Attributable	Diluted	Before	Attributable	Diluted
	Tax	to Lubrizol	EPS	Tax	to Lubrizol	EPS
Earnings	$302.2	$201.4	$2.88	$195.9	$131.9	$1.92

Adjustments:
Restructuring and impairment charges	0.5	0.3	—	10.1	6.5	0.10

Earnings as adjusted (Non-GAAP)	$302.7	$201.7	$2.88	$206.0	$138.4	$2.02

	Six Months Ended			Six Months Ended
	June 30, 2010			June 30, 2009
	Income	Net Income		Income	Net Income
	Before	Attributable	Diluted	Before	Attributable	Diluted
	Tax	to Lubrizol	EPS	Tax	to Lubrizol	EPS
Earnings	$554.6	$363.7	$5.21	$287.8	$196.1	$2.87

Adjustments:
Restructuring and impairment charges	1.4	0.9	0.01	21.5	14.1	0.21

Earnings as adjusted (Non-GAAP)	$556.0	$364.6	$5.22	$309.3	$210.2	$3.08

THE LUBRIZOL CORPORATION
Supplemental Financial Information
For the Three and Six Months Ended June 30, 2010 and 2009
Reconciliation of Net Income Attributable to The Lubrizol Corporation
     to Earnings Before Interest and Taxes (EBIT), and Before Restructuring
     and Impairment Charges (Adjusted EBIT)
     (In Millions of Dollars)
Earnings before interest and taxes (EBIT) (Non-GAAP) and earnings before interest, taxes and restructuring and impairment charges (Adjusted EBIT) (Non-GAAP) are measures of income that differ from net income attributable to The Lubrizol Corporation measured in accordance with generally accepted accounting principles (GAAP). EBIT and Adjusted EBIT may not be comparable with similarly titled measures used by other companies and should not be considered in isolation or as a substitute for measures of income in accordance with GAAP. EBIT is defined as net income attributable to The Lubrizol Corporation per our consolidated results, adjusted for interest expense — net and the provision for income taxes. EBIT is further adjusted for restructuring and impairment charges to derive Adjusted EBIT. We believe that net income attributable to The Lubrizol Corporation, EBIT and Adjusted EBIT assist the investor in understanding the results of operations of The Lubrizol Corporation and may assist investors in comparing our performance with that of peer companies presenting similar non-GAAP measures. In addition, we evaluate results using net income attributable to The Lubrizol Corporation, EBIT and Adjusted EBIT.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Net income attributable to The Lubrizol Corporation	$201.4	$131.9	$363.7	$196.1
Add back:
Interest expense — net	23.4	25.9	46.9	52.6
Provision for income taxes	95.6	60.0	181.0	86.7

Earnings before interest and taxes (EBIT)	320.4	217.8	591.6	335.4

Restructuring and impairment charges	0.5	10.1	1.4	21.5

Earnings before interest, taxes and restructuring and impairment charges (Adjusted EBIT)	$320.9	$227.9	$593.0	$356.9

THE LUBRIZOL CORPORATION
Supplemental Financial Information
For the Year Ended December 31, 2009
Reconciliation of Earnings to Earnings As Adjusted
(In Millions of Dollars, Except Per Share Data)
Earnings as adjusted (Non-GAAP) is a measure of income that differs from earnings measured in accordance with generally accepted accounting principles (GAAP). Earnings as adjusted may not be comparable with similarly titled measures used by other companies and should not be considered in isolation or as a substitute for measures of income in accordance with GAAP, as non-GAAP measures have limitations in that they do not reflect all of the amounts associated with our results of operations. We believe that earnings as adjusted for the exclusion of restructuring and impairment charges assists the investor in evaluating the results of our core operating activities and provides greater comparability with historical results where such charges may be materially different. Management uses earnings as adjusted to measure and evaluate performance and to determine in part incentive compensation. We believe that the presentation of both GAAP and non-GAAP measures may assist investors in comparing our performance with that of peer companies presenting similar non-GAAP measures.

	Year Ended
	December 31, 2009
	Income	Net Income
	Before	Attributable	Diluted
	Tax	to Lubrizol	EPS
|	| |
Earnings	$725.8	$500.8	$7.26

Adjustments:
Restructuring and impairment charges	30.4	19.8	0.29

Earnings as adjusted (Non-GAAP)	$756.2	$520.6	$7.55